EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent engineering consultants, Williamson Petroleum Consultants, Inc. hereby consent to the references to us under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Resaca’s Properties” in this Registration Statement on Form S-1 of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

January 27, 2010